Exhibit 99.1

NEWS RELEASE
For more information, contact:	February 10, 2005
Lisa F. Campbell, Senior Vice President and CFO
lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP REPORTS

RECORD EARNINGS FOR 2004

Dunn, NC. . . New Century Bancorp (the “Company”), the holding company for New Century Bank and New Century Bank of Fayetteville, reported net income for the year ended December 31, 2004 of $2.1 million compared to $906,000 for the same period in 2003, with most of the income growth coming in the fourth quarter of 2004. Basic and diluted earnings per share for 2004 were $0.75 and $0.71, respectively. For 2003, basic and diluted earnings per share were $0.39 and $0.38, respectively. For the quarter ended December 31, 2004, the Company reported $913,000 in net income as compared to $112,000 for the same period in 2003.

“We are pleased with our performance reflected in these results for 2004,” said John Q. Shaw, president and CEO for the Company. “Both average earning assets and average interest-bearing liabilities were up significantly over last year, which resulted in a 67% increase in net interest income for 2004. Non-interest income also increased significantly in 2004, up 50% over non-interest income for 2003, with much of the growth coming from income generated by government guaranteed loan programs, and increases in deposit service charges and credit life insurance premiums. At the same time, our provision for loan losses was lower for fourth quarter 2004 when compared to the same period in 2003, since loan production for the period was less than in 2003, a quarter in which we booked in excess of $20 million in new loans.”

As of December 31, 2004, the Company had total deposits of $270.2 million and total loans of $262.8 million, compared to total deposits of $152.0 million and total loans of $151.9 million as of December 31, 2003, increases of 78% and 73%, respectively.

Total assets for the Company as of December 31, 2004 were $328.3 million, compared to $191.8 million at December 31, 2003, an increase of 71%.

“Our Company continued to grow in 2004,” said Shaw. “We opened an office in Goldsboro and opened the new headquarters and banking office of New Century Bank of Fayetteville. Both offices are enjoying a great response from their respective communities. Plans were announced for a new Operations Center in downtown Dunn, and renovations are moving forward.

“In 2005, we plan to announce a second office in Clinton to support the growth of our Bank in that community. And, early in the year we will announce several new products that we believe will be well-accepted in the marketplace.”

New Century Bank has offices in Dunn, NC, Clinton, NC, and Goldsboro, NC and New Century Bank of Fayetteville serves Fayetteville through a new headquarters and banking office at 2818 Raeford Road in Fayetteville, NC.

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Stock Symbol: NCBC – OTC Electronic Bulletin Board

www.newcenturybanknc.com

The information as of and for the quarter and year ended December 31, 2004 as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share and nonfinancial data)

	At or for the three months Ended December 31,		At or for the year Ended December 31,
	2004	2003	2004	2003
Operating Data:
Total interest income	$4,713	$2,552	$15,394	$9,360
Total interest expense	1,666	873	5,174	3,217

Net interest income	3,047	1,679	10,220	6,143
Provision for loan losses	295	348	1,684	1,042

Net interest income after provision	2,751	1,331	8,536	5,101
Noninterest income	586	262	1,703	1,134
Noninterest expense	1,909	1,439	6,972	4,833

Income before income taxes	1,429	154	3,267	1,402
Provision for income taxes	516	42	1,173	496

Net income	$913	$112	$2,094	$906

Per Share Data, restated for 11-for-10 stock split effective June 2004
Earnings per share - basic	$0.32	$0.04	$0.75	$0.39
Earnings per share - diluted	0.31	0.04	0.71	0.38
Market price
High	25.90	14.75	30.25	16.53
Low	20.00	14.46	14.43	12.40
Close	20.50	14.75	20.50	14.75
Book value	10.66	10.73

Weighted average shares outstanding
Basic	2,806,889	2,795,821	2,798,459	2,303,942
Diluted	2,986,956	2,966,700	2,957,719	2,389,085

	2004	2003
Selected Quarter End Balance Sheet Data:
Gross Loans	$262,750	$151,930
Allowance for loan losses	3,598	2,355
Other earning assets	51,051	31,059
Total assets	328,311	191,813
Deposits	270,230	151,971
Borrowings	26,685	11,714
Shareholders’ equity	29,816	27,266

	Qtr Avg		YTD Avg
Selected Average Balances:
Total assets	$333,567	$185,315	$277,431	159,360
Loans, net of allowance	256,878	134,463	219,257	119,724
Total interest-earning assets	317,612	172,591	263,864	150,227
Deposits	275,956	151,242	231,510	131,852
Total interest-bearing liabilities	257,520	137,082	245,774	118,726
Shareholders’ Equity	29,093	27,417	30,483	21,808

Selected Performance Ratios:
Return on average assets	1.09%	0.24%	0.75%	0.57%
Return on average equity	12.48%	1.62%	6.87%	4.15%
Net interest margin	3.73%	3.86%	3.78%	4.03%
Noninterest expense to average assets	2.28%	3.08%	2.51%	3.04%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.33%	0.35%
Allowance for loan losses to period-end loans	1.37%	1.55%
Net loan charge-offs to average loans	0.18%	0.13%

Capital Ratios:
Total risk-based capital	12.30%	18.61%
Tier 1 risk-based capital	11.05%	17.36%
Leverage ratio	8.93%	14.64%
Equity to assets ratio	9.08%	14.21%

Other Data:
Number of banking offices	4	3
Number of full time equivalent employees	72	55